Exhibit 10.1

3D SYSTEMS CORPORATION

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (this “Agreement”) is made as of this 15th day of June, 2016 (the “Effective Date”), by and between 3D Systems Corporation, a corporation organized and existing under the laws of the State of Delaware (“Company”), and Mark Wright (“Executive”).

RECITALS

WHEREAS, Executive’s employment with the Company will end on June 17, 2016 (the “Separation Date”); and

WHEREAS, the parties now desire to amicably end their association and enter into this Agreement to set forth the terms and conditions relating to the end of Executive’s employment with the Company.

NOW THEREFORE, in consideration of the foregoing premises, of the mutual agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows, effective as of the Effective Date:

AGREEMENT

1.	End of Employment.

The Executive’s last day of employment with the Company is the Separation Date. After the Separation Date, the Executive will not represent himself as being an employee, officer, attorney, agent or representative of the Company for any purpose. Except as otherwise set forth in this Agreement, the Separation Date will be the employment termination date for the Executive for all purposes, meaning the Executive will no longer be entitled to any further compensation, monies or other benefits from the Company, including coverage under any benefits plans or programs sponsored by the Company, except as specifically provided herein.

2.	Return of Company Property.

By the Separation Date, the Executive must return to the Company all Company property, including identification cards or badges, access codes or devices, keys, laptops, computers, telephones, mobile phones, hand-held electronic devices, credit cards, electronically stored documents or files, physical files and any other Company property in the Executive’s possession.

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3.	Separation Benefits.

In consideration for the Executive’s execution, non-revocation of, and compliance with this Agreement, including the waiver and release of claims in Section 5, the Company agrees to provide the following benefits:

3.1              Accrued, Unpaid Base Salary. Within the time period required by applicable law, the Executive will receive in one lump-sum payment any Base Salary amounts that have accrued but have not been paid as of the Separation Date, less any applicable local, state, or federal withholding. As used herein, “Base Salary” means the Executive’s current monthly base salary in effect as of the Effective Date.

3.2              Accrued, Unused Vacation Time. Within the time period required by applicable law, the Executive will receive in one lump-sum payment any unused vacation time accrued in the calendar year of 2016, less any applicable local, state, or federal withholding.

3.3              Severance Benefits. Subject to the terms and conditions of Section 3.6 and provided the Executive has not forfeited his rights under this Agreement in accordance with Section 3.7, the Executive will receive the following severance benefits:

3.3.1        Payment of an amount (“Severance”) equal to up to 12 months of the Executive’s Base Salary, less all required withholdings and taxes. The Company shall pay the Severance to the Executive in equal installments over a 12-month period in accordance with its normal payroll practices, with the first installment commencing on the first payroll date coinciding with or immediately following the 60th day following the Effective Date (the “First Payment Date”), provided that the conditions set forth in Section 3.6 have been satisfied as of such date, and installments continuing until the earlier of (i) the date the Executive breaches the provisions of Section 4 below; or (ii) the last payroll period in the 12-month period. The amount payable to the Executive on the First Payment Date shall equal the portion of the Executive’s Base Salary that he would have earned during the 60-day period immediately following the Effective Date.

3.3.2        During the 12-month period following the Separation Date, the Company will provide Executive with certain relocation assistance in connection with Executive’s move from the Charlotte, NC area including (i) home marketing assistance and direct reimbursement of closing costs and (ii) moving services (the “Relocation Assistance”). The Relocation Assistance will be paid on June 17, 2017, subject to receipt of satisfactory documentation of the costs incurred and shall not exceed $100,000 in the aggregate.

3.3.3        Twelve (12) months of outplacement services offered through one of the Company’s currently-approved providers.

3.4              Performance Bonus. Executive is eligible to receive an annual cash bonus for 2016 in accordance with the Company’s Management By Objectives bonus program (“MBO Bonus”). Such MBO Bonus, if any, shall be calculated on a pro-rata basis through the Severance Date and shall be determined based solely on the Company’s corporate MBO Bonus goals as determined by management of the Company and approved by the Compensation Committee of the Board of Directors. Executive’s 2016 MBO Bonus shall be pro-rated based on the previously approved target amount of $208,000 and to the extent payable, will be paid in 2017 in accordance with customary bonus payout practices, which is expected to be prior to April 1, 2017.

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3.5              COBRA Payment. Subject to the terms and conditions of Section 3.6 and provided the Executive has not forfeited his rights under this Agreement in accordance with Section 3.7, if the Executive timely elects continuation of his health benefits under the Company’s group health plan in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), then for a period of up to twelve (12) months following the Separation Date, the Company will continue to pay a portion of the premiums such that Executive’s contribution to such plans will remain the same as if Executive were employed by Company, such contributions to be paid by Executive in the same period (e.g., monthly, bi-weekly, etc.) as all other employees of Company (but deductions from Executive’s monthly severance payments may be deemed acceptable for this purpose in the discretion of Company) (the “COBRA Payment”); provided, however that Company may terminate such coverage if payment from Executive is not made within ten (10) days of the date on which Executive receives written notice from Company that such payment is due. Executive acknowledges and agrees that the amount of any such premiums paid by the Company will constitute taxable wages for income and employment tax purposes. Payment of premiums under this section will commence on the First Payment Date and thereafter will be made on the first payroll date in each month following until the earlier of (i) the date the payment of the Severance terminates; or (ii) the date the Executive’s coverage under the Company’s health plan terminates for any reason. The amount paid on the First Payment Date shall include the employer portion of the premiums due for coverage during the 60-day period immediately following the Effective Date.

3.6              Eligibility. The right to payment of the Severance, COBRA Payment, and Performance Bonus is conditioned upon: (i) the Executive’s continued compliance with the restrictive covenants in Section 4 below; and (ii) Executive’s execution and non-revocation of the release of claims in Section 5 below. Notwithstanding any provisions to the contrary, the Severance, COBRA Payment, and Performance Bonus shall not be paid unless and until such binding release in Section 5 is effective and the revocation period has expired.

3.7              Forfeiture. The Executive shall forfeit any right to the Severance immediately upon (a) Executive’s failure to execute the release of claims in Section 5 below; (b) Executive’s revocation of the release of claims in Section 5 below; or (c) the Executive’s breach of any restrictive covenant set forth in Section 4 below.

4.	Restrictive Covenants.

The growth and development of Company and its affiliates and subsidiaries (collectively, “3D Systems”) depends to a significant degree on the possession and protection of its customer list, customer information and other confidential and proprietary information relating to 3D Systems’ products, services, methods, pricing, costs, research and development and marketing. All 3D Systems employees and others engaged to perform services for 3D Systems have a common interest and responsibility in seeing that such customer information and other Confidential Information, as that term is defined in Section 4.6 below, is not disclosed to any unauthorized persons or used other than for 3D Systems’ benefit. This Section 4 expresses a common understanding concerning Company’s and Executive’s mutual responsibilities. Therefore, in consideration for the severance benefits payable pursuant to Sections 3.3, 3.4 and 3.5, Executive covenants and agrees as follows, which covenant and agreement is essential to this Agreement:

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4.1              Non-Solicitation; No-Hire. Executive acknowledges that the identity and particular needs of 3D Systems’ customers are not generally known and were not known to Executive prior to Executive’s employment with 3D Systems; that 3D Systems has relationships with, and a proprietary interest in the identity of, its customers and their particular needs and requirements; and that documents and information regarding 3D Systems’ pricing, sales, costs and specialized requirements of 3D Systems’ customers are highly confidential and constitute trade secrets. Accordingly, Executive covenants and agrees that for a period of twelve (12) months after the Separation Date, regardless of the reason for such termination, Executive will not directly or indirectly: (i) call on, sell to, solicit or otherwise deal with any accounts, customers or prospects of 3D Systems which Executive called upon, contacted, solicited, sold to, or about which Executive learned Confidential Information (as defined herein) while employed by 3D Systems, for the purpose of soliciting, selling and/or providing, to any such account, customer or prospect, any products or services similar to or in competition with any products or services then being sold by 3D Systems; or (ii) solicit, or accept if offered to Executive, with or without solicitation, the services of any person who is an employee of 3D Systems; or (iii) solicit any employee of 3D Systems to terminate employment with 3D Systems; or (iv) agree to hire on behalf of Executive or any entity or other person any employee of 3D Systems into employment with Executive or any other person or entity. Executive agrees not to solicit, directly or indirectly, such accounts, customers, prospects or employees for Executive or for any other person or entity. For purposes of this paragraph, “prospects” means entities or individuals which have had more than de minimis contact with 3D Systems in the context of entering into a relationship with 3D Systems being a provider or seller of products or services to such entity or individual.

4.2              Non-Interference with Business Relationships. Executive covenants and agrees that for a period of twenty-four (24) months after the Separation Date Executive will not interfere with the relationship or prospective relationship between 3D Systems and any person or entity with which 3D Systems has a business relationship, or with which 3D Systems is preparing to have a business relationship.

4.3              Non-Competition.

Executive agrees that for a period of twelve (12) months after the Separation Date Executive shall not, directly or indirectly, for Executive’s own benefit or for the benefit of others, render services for a Competing Organization in connection with Competing Products or Services anywhere within the Restricted Territory. These prohibitions shall apply regardless of where such services physically are rendered.

For purposes of this Agreement, “Competing Products or Services” means products, processes, or services of any person or organization other than 3D Systems, in existence or under development, which are substantially the same, may be substituted for, or applied to substantially the same end use as any product, process, or service of 3D Systems with which Executive works or worked during the time of Executive’s employment with 3D Systems or about which Executive acquires or acquired Confidential Information through Executive’s work with 3D Systems and in any event includes, but is not limited to, providing 3D content-to-print solutions including 3D printers, print materials, on-demand custom parts services and 3D authoring solutions for professionals and consumers.

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For purposes of this Agreement, “Competing Organization” means persons or organizations, including Executive, engaged in, or about to become engaged in research or development, production, distribution, marketing, providing or selling of a Competing Product or Service, specifically including but not limited to those organizations identified in a list of competitors agreed to by the Executive and the Company as of the date hereof, which list may be amended from time to time as mutually agreed to by Executive and Company to reflect reasonable restrictions on Executive and the ongoing legitimate business protection needed by Company without the need for additional consideration.

Executive agrees that, because 3D Systems’ business is commonly conducted via the Internet and telephone, and because 3D Systems’ customers are located across the United States and the world, an effort to narrowly limit the geographic scope of the noncompetition provision would render it ineffective. Accordingly, for purposes of this Agreement, “Restricted Territory” shall mean:

4.3.1        All markets in the United States and the world in which 3D Systems has conducted business or directed material resources in soliciting business in the prior twenty-four (24) month period.

4.3.2        In the event the preceding subsection 4.3.1 shall be determined by judicial action to be unenforceable, the “Restricted Territory” shall be within the United States (including its territories) and within any other country that at any time was within the scope of Executive’s employment and duties with 3D Systems.

4.3.3        In the event the preceding subsection 4.3.2 shall be determined by judicial action to be unenforceable, the “Restricted Territory” shall be within the United States (including its territories) and within any other country that at any time during the last two (2) years of Executive’s employment with 3D Systems was within the scope of Executive’s employment and duties for 3D Systems.

4.3.4        In the event the preceding subsection 4.3.3 shall be determined by judicial action to be unenforceable, the “Restricted Territory” shall be within any geographic region(s) that at any time during the last two (2) years of Executive’s employment with 3D Systems was within the scope of Executive’s employment and duties for 3D Systems.

4.3.5        In the event the preceding subsection 4.3.4 shall be determined by judicial action to be unenforceable, the “Restricted Territory” shall be within any state in the United States that at any time during the last two (2) years of Executive’s employment with 3D Systems was within the scope of Executive’s employment and duties for 3D Systems.

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Executive agrees that in the event a court determines the length of time or the geographic area or the activities prohibited under this Section 4 are too restrictive to be enforceable, the court may reduce the scope of the restriction or may sever the unenforceable provision in accordance with Section 9.4 below to the extent necessary to make the restriction enforceable.

4.4              Reasonableness of Restriction. Executive acknowledges that the foregoing non-solicitation, non-competition and non-interference restrictions placed upon Executive are necessary and reasonable to avoid the improper disclosure or use of Confidential Information, and that it has been made clear to Executive that Executive’s compliance with Section 4 of this Agreement is a material condition to Executive’s receipt of benefits under this Agreement. Executive further acknowledges and agrees that, if Executive breaches any of the requirements of Sections 4.1, 4.2 or 4.3, the restricted periods set forth therein shall be tolled during the time of such breach, but not for longer than the length of the restricted periods set forth therein.

Executive further acknowledges and agrees that 3D Systems has attempted to impose the restrictions contained hereunder only to the extent necessary to protect 3D Systems from unfair competition and the unauthorized use or disclosure of Confidential Information. However, should the scope or enforceability of any restrictive covenant be disputed at any time, Executive specifically agrees that a court may modify or enforce the covenant to the full extent it believes to be reasonable under the circumstances existing at the time.

4.5              Non-Disclosure. Executive further agrees that Executive will not use for Executive’s benefit or for others or divulge or convey to any other person (except those persons designated by 3D Systems) any Confidential Information obtained by Executive during the period of Executive’s employment with 3D Systems. Executive agrees to continue to observe all Company policies and procedures concerning such Confidential Information. Executive’s obligations under this Agreement will continue with respect to Confidential Information until such information becomes generally available from public sources through no fault of Executive’s. Executive shall not disclose to any person the terms and conditions of Executive’s employment by 3D Systems, except: (i) to close family members, (ii) to legal and accounting professionals who require the information to provide a service to Executive, (iii) as required by law or (iv) to the extent necessary to inform a prospective or actual subsequent employer of Executive’s duties and obligations under this Agreement. If Executive is requested, becomes legally compelled by subpoena or otherwise, or is required by a regulatory body to make any disclosure that is prohibited by this Section 4.5, Executive will, except to the extent prohibited by law, promptly notify Company so that 3D Systems may seek a protective order or other appropriate remedy if 3D Systems deems such protection or remedy necessary under the circumstances. Subject to the foregoing, Executive may furnish only that portion of Confidential Information that Executive is legally compelled or required to disclose. The restrictions set forth herein are in addition to and not in lieu of any obligations Executive may have by law with respect to Confidential Information, including any obligations Executive may have under the Uniform Trade Secrets Act and/or similar statutes as applicable in the state of Executive’s residence and/or the state of Executive’s primary work location. Despite the foregoing, nothing in this Agreement shall be deemed to restrict Executive from communicating with any member of the United States Congress, from giving truthful testimony in any legal proceeding instituted or maintained, or from fully and candidly cooperating in connection with any investigation, inquiry or proceeding undertaken by, any agency or representative of the United States government, any State, or any of their respective political subdivisions having authority over any aspect of Company’s business operations, nor shall any such provision be deemed to require any party to seek the authority of the other in connection therewith. Further, the Executive is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

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4.6              Definition of Confidential Information. As used herein, “Confidential Information” shall include, but is not limited to, the following categories of information, knowledge, or data currently known or later developed or acquired relating to 3D Systems’ business or received by 3D Systems in confidence from or about third parties, in each case when the same is not in the public domain or otherwise publicly available (other than as result of a wrongful act of an agent or employee of 3D Systems):

4.6.1        Any information concerning 3D Systems’ products, business, business relationships, business plans or strategies, marketing plans, contract provisions, actual or prospective suppliers or vendors, services, actual or anticipated research or development, new product development, inventions, prototypes, models, solutions, discussion guides, documentation, techniques, actual or planned patent applications, technological or engineering data, formulae, processes, designs, production plans or methods, or any related technical or manufacturing know-how or other information;

4.6.2        Any information concerning 3D Systems’ financial or profit data, pricing or cost formulas, margins, marketing information, sales representative or distributor lists, or any information relating to corporate developments (including possible acquisitions or divestitures);

4.6.3        Any information concerning 3D Systems’ current or prospective customer lists or arrangements, equipment or methods used or preferred by 3D Systems’ customers, or the customers or patients of customers;

4.6.4        Any information concerning 3D Systems’ use of computer software, source code, object code, or algorithms or architecture retained in or related to 3D Systems’ computer or computer systems;

4.6.5        Any personal or performance information about any 3D Systems’ employee;

4.6.6        Any information supplied to or acquired by 3D Systems under an obligation to keep such information confidential, including without limitation Protected Health Information (PHI) as that term is defined by the Health Insurance Portability and Accountability Act (HIPAA);

4.6.7        Any information, whether or not designated as confidential, obtained or observed by Executive or other 3D Systems employees during training sessions related to Executive’s work for 3D Systems; and

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4.6.8        Any other information treated as trade secrets or otherwise confidential by 3D Systems.

Executive hereby acknowledges that some of this information may not be a “trade secret” under applicable law. Nevertheless, Executive agrees not to disclose it.

4.7              Inventions, Discoveries, and Work for Hire. Executive recognizes and agrees that all ideas, works of authorship, inventions, patents, copyrights, designs, processes (e.g., development processes), methodologies (e.g., development methodologies), machines, manufactures, compositions of matter, enhancements, and other developments or improvements and any derivative works based thereon, including, without limitation, potential marketing and sales relationships, research, plans for products or services, marketing plans, computer software (including source code and object code), computer programs, original works of authorship, characters, know-how, trade secrets, information, data, developments, discoveries, improvements, modifications, technology and algorithms, whether or not subject to patent or copyright protection (the “Inventions”) that (i) were made, conceived, developed, authored or created by Executive, alone or with others, during the time of Executive’s employment, whether or not during working hours, that relate to the business of 3D Systems or to the actual or demonstrably anticipated research or development of 3D Systems, (ii) were used by Executive or other personnel of 3D Systems during the time of Executive’s employment, even if such Inventions were made, conceived, developed, authored or created by Executive prior to the start of Executive’s employment, (iii) are made, conceived, developed, authored or created by Executive, alone or with others, within one (1) year from the Separation Date and that relate to the business of 3D Systems or to the actual or demonstrably anticipated research or development of 3D Systems, or (iv) result from any work performed by Executive for 3D Systems (collectively with (i)-(iii), the “Company Inventions”) are the sole and exclusive property of Company.

Notwithstanding the foregoing, Company Inventions do not include any Inventions made, conceived, developed, authored or created by Executive, alone or with others, for which no equipment, supplies, facility or trade secret information of 3D Systems was used and which were developed entirely on Executive’s own time, unless (1) the Invention relates (A) to the business of 3D Systems, or (B) to the actual or demonstrably anticipated research or development of 3D Systems, or (2) the Company Invention results from any work performed by Executive for 3D Systems.

For the avoidance of doubt, Executive expressly disclaims any and all right title and interest in and to all Company Inventions. Executive acknowledges that Executive has and shall forever have no right, title or interest in or to any patents, copyrights, trademarks, industrial designs or other rights in connection with any Company Inventions.

Executive hereby assigns to Company all present and future right, title and interest Executive has or may have in and to the Company Inventions. Executive further agrees that (i) Executive will promptly disclose all Company Inventions to 3D Systems; and (ii) all of the Company Inventions, to the extent protectable under copyright laws, are “works made for hire” as that term is defined by the Copyright Act, 17 U.S.C. § 101, et seq.

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At the request of and without charge to Company, Executive will do all things deemed by Company to be reasonably necessary to perfect title to the Company Inventions in Company and to assist in obtaining for Company such patents, copyrights or other protection in connection therewith as may be provided under law and desired by Company, including but not limited to executing and signing any and all relevant applications, assignments, or other instruments. Executive further agrees to provide, at Company’ request, declarations or affidavits and to give testimony, in depositions, hearings or trials, in support of inventorship. These obligations continue even after the Separation Date. Company agrees that Executive will be reimbursed for reasonable expenses incurred in providing such assistance to Company. In the event Company is unable, after reasonable effort, to secure Executive’s signature on any document or documents needed to apply for or prosecute any patent, copyright or other right or protection relating to any Company Invention, for any reason whatsoever, Executive hereby irrevocably designates and appoints Company and its duly authorized officers and agents as Executive’s agent and attorney-in-fact to act for and on Executive’s behalf to execute and file any such application or other document and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, or similar protections thereon with the same legal force and effect as if executed by Executive.

For purposes of this Agreement, a Company Invention shall be deemed to have been made during Executive’s employment if, during such period, the Company Invention was conceived, in part or in whole, or first actually reduced to practice or fixed in a tangible medium during Executive’s employment with Company. Executive further agrees and acknowledges that any patent or copyright application filed within one (1) year after the Separation Date shall be presumed to relate to a Company Invention made during the term of Executive’s employment unless Executive can provide evidence to the contrary.

4.8              Covenants Are Independent Elements. The parties acknowledge that the restrictive covenants contained in this Section 4 are essential independent elements of this Agreement and that, but for Executive agreeing to comply with them, Company would not provide the compensation herein. Accordingly, the existence or assertion of any claim by Executive against Company, whether based on this Agreement or otherwise, shall not operate as a defense to Company’s enforcement of the covenants this Section 4. An alleged or actual breach of the Agreement by the Company will not be a defense to enforcement of the provisions of Section 4 or other obligations of Executive to the Company.

4.9              Non-Disparagement. Executive agrees that Executive will not make any statement, nor imply any meaning through Executive’s action or inaction, if such statement or implication would be adverse to the interests of 3D Systems, its customers or its vendors or may reasonably cause any of the foregoing embarrassment or humiliation; nor will Executive otherwise cause or contribute to any of the foregoing being held in disrepute by the public or any other 3D Systems customer(s), vendor(s) or employee(s). Company agrees to instruct its officers, directors and agents speaking regarding Executive with the prior knowledge and the express approval of an executive officer or director of the Company not to disparage Executive to future employers of the Executive or others; provided, however, that nothing contained in this Section 4.9 will restrict or impede Company from (i) complying with any applicable law, legal process, regulation or stock exchange requirement, including disclosure obligations under securities laws and regulations, or a valid order of a court of competent jurisdiction or an authorized government agency or entity; (ii) making any statement required or reasonably desirable in connection with the enforcement or defense of any claim, legal proceeding or investigation involving Executive or the Company or any of their respective Affiliates; or (iii) providing information to any future employer or prospective employer of Executive regarding Executive’s obligations under this Agreement or any other agreement to which Executive is a party. Nothing herein prevents disclosure, in the sole discretion of the Company and its employees, of this Agreement, or discussion of Executive’s employment with, and separation of employment from, the Company, by and among employees and other agents of Company with a business need to know such information. The restrictions of this Section 4.9 shall apply to, but are not limited to, communication via the Internet, any intranet, or other electronic means, such as social media web sites, electronic bulletin boards, blogs, email messages, text messages or any other electronic message. The restrictions of this Section 4.9 shall not be construed to prohibit or limit Executive, Company or any other Person from testifying truthfully in any proceeding, arbitration or governmental investigation.

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4.10          Injunctive Relief and Additional Remedies for Breach. Executive further expressly acknowledges and agrees that any breach or threatened breach of the provisions of this Section 4 shall entitle 3D Systems, in addition to any other legal remedies available to it, to obtain injunctive relief, to prevent any violation of this Section 4 without the necessity of 3D Systems posting bond or furnishing other security and without proving special damages or irreparable injury. Executive recognizes, acknowledges and agrees that such injunctive relief is necessary to protect 3D Systems’ interest. Executive understands that in addition to any other remedies available to 3D Systems at law or in equity or under this Agreement for violation of this Agreement, other agreements or compensatory or benefit arrangements Executive has with 3D Systems may include provisions that specify certain consequences thereunder that will result from Executive’s violation of this Agreement, which consequences may include repaying 3D Systems or foregoing certain equity awards or monies, and any such consequences shall not be considered by Executive or any trier of fact as a forfeiture, penalty, duplicative remedy or exclusive remedy. Notwithstanding Section 9.9, the exclusive venue for any action for injunctive or declaratory relief with respect to this Section 4 shall be the state or federal courts located in York County, South Carolina. Company and Executive hereby irrevocably consent to any such courts’ exercise of jurisdiction over them for such purpose.

4.11          Notification to Third Parties. Company may, at any time during or after the termination of Executive’s employment with Company, notify any person, corporation, partnership or other business entity employing or engaging Executive or evidencing an intention to employ or engage Executive as to the existence and provisions of this Agreement

4.12          Cooperation. The parties agree that certain matters in which the Executive was involved during his employment with the Company may necessitate the Executive’s cooperation in the future. Accordingly, following the termination of the Executive’s employment for any reason, to the extent reasonably requested by the Board, the Executive shall cooperate with the Company in connection with matters arising out of the Executive’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive’s other activities. The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation and, to the extent that the Executive is required to spend substantial time on such matters, the Company shall compensate the Executive at an hourly rate based on the Executive’s Base Salary on the Separation Date.

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5.	Release.

5.1              General Release and Waiver of Claims.

In exchange for the consideration provided in this Agreement, the Executive and his heirs, executors, representatives, agents, insurers, administrators, successors and assigns (collectively, the “Releasors”) irrevocably and unconditionally fully and forever waive, release and discharge the Company, including the Company’s parents, subsidiaries, affiliates, predecessors, successors and assigns, and all of their respective officers, directors, employees, and shareholders, in their corporate and individual capacities (collectively, the “Releasees”) from any and all claims, demands, actions, causes of actions, obligations, judgments, rights, fees, damages, debts, obligations, liabilities and expenses (inclusive of attorneys' fees) of any kind whatsoever (collectively, “Claims”), whether known or unknown, from the beginning of time to the date of the Executive’s execution of this Agreement, including, without limitation, any claims under any federal, state, local or foreign law, that Releasors may have, have ever had or may in the future have arising out of, or in any way related to the Executive’s hire, benefits, employment, termination or separation from employment with the Company and any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter, including, but not limited to (i) any and all claims under Title VII of the Civil Rights Act, as amended, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, with respect to existing but not prospective claims, the Fair Labor Standards Act, the Equal Pay Act, as amended, the Employee Retirement Income Security Act, as amended (with respect to unvested benefits), the Civil Rights Act of 1991, as amended, Section 1981 of U.S.C. Title 42, the Worker Adjustment and Retraining Notification Act, as amended, the National Labor Relations Act, as amended, the Age Discrimination in Employment Act, as amended, the Uniform Services Employment and Reemployment Rights Act, as amended, the Genetic Information Nondiscrimination Act of 2008, the California Fair Employment and Housing Act, and all of their respective implementing regulations and/or any other federal, state, local or foreign law (statutory, regulatory or otherwise) that may be legally waived and released; (ii) any and all claims for compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation, vacation and/or severance; (iii) any and all claims arising under tort, contract and/or quasi-contract law, including but not limited to claims of breach of an expressed or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, negligent or intentional infliction of emotional distress; and (iv) any and all claims for monetary or equitable relief, including but not limited to attorneys' fees, back pay, front pay, reinstatement, experts' fees, medical fees or expenses, costs and disbursements.

However, this general release and waiver of claims excludes, and the Executive does not waive, release or discharge, (i) any right to file an administrative charge or complaint with the Equal Employment Opportunity Commission or other administrative agency, although the Executive waives any right to monetary relief related to such a charge or administrative complaint; and (ii) claims which cannot be waived by law, such as claims for unemployment benefit rights and workers' compensation.

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5.2              Specific Release of ADEA Claims.

In further consideration of the payments and benefits provided to the Executive in this Agreement, the Releasors hereby irrevocably and unconditionally fully and forever waive, release and discharge the Releasees from any and all Claims, whether known or unknown, from the beginning of time to the date of the Executive’s execution of this Agreement arising under the Age Discrimination in Employment Act (ADEA), as amended, and its implementing regulations. By signing this Agreement, the Executive hereby acknowledges and confirms that: (i) the Executive has read this Agreement in its entirety and understands all of its terms; (ii) the Executive has been advised of and has availed himself of his right to consult with his attorney prior to executing this Agreement; (iii) the Executive knowingly, freely and voluntarily assents to all of the terms and conditions set out in this Agreement including, without limitation, the waiver, release and covenants contained herein; (iv) the Executive is executing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which he is otherwise entitled; (v) the Executive was given at least twenty-one (21) days to consider the terms of this Agreement and consult with an attorney of his choice, although he may sign it sooner if desired; (vi) the Executive understands that he has seven (7) days from the date he signs this Agreement to revoke the release in this paragraph by delivering notice of revocation to the Company in the manner provided by this Agreement before the end of such seven-day period; and (vii) the Executive understands that the release contained in this paragraph does not apply to rights and claims that may arise after the date on which the Executive signs this Agreement.

5.3              Knowing and Voluntary Acknowledgment.

The Executive specifically agrees and acknowledges that: (i) the Executive has read this Agreement in its entirety and understands all of its terms; (ii) the Executive has been advised of and has availed himself of his right to consult with his attorney prior to executing this Agreement; (iii) the Executive knowingly, freely and voluntarily assents to all of its terms and conditions including, without limitation, the waiver, release and covenants contained herein; (iv) the Executive is executing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which he is otherwise entitled; (v) the Executive is not waiving or releasing rights or claims that may arise after his execution of this Agreement; and (vi) the Executive understands that the waiver and release in this Agreement is being requested in connection with the cessation of his employment with the Company.

6.	No Mitigation.

In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and, except as otherwise provided herein, such amounts shall not be reduced whether or not Executive obtains other employment.

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7.	Clawback.

All incentive compensation paid to Executive pursuant to this Agreement or otherwise in connection with Executive’s employment with Company shall be subject to forfeiture, recovery by Company or other action pursuant to any clawback or recoupment policy which Company may adopt from time to time.

8.	Amendments to Existing Stock Awards.

Contemporaneously with or as soon as practicable following the Effective Date, Executive and Company shall enter into amendments to the Restricted Stock Purchase Agreement and Restricted Stock Award Agreement described on Exhibit “A” attached hereto. The forms of such amendments are attached hereto as Exhibit “B”, and shall be customized in respect of the Restricted Stock Purchase Agreements and Restricted Stock Award Agreement to which Executive is a party in the sole discretion of the Compensation Committee.

9.	Miscellaneous.

9.1              Valid Obligation. This Agreement has been duly authorized, executed and delivered by Company and has been duly executed and delivered by Executive and is a legal, valid and binding obligation of Company and of Executive, enforceable in accordance with its terms.

9.2              No Conflicts. Executive represents and warrants that the performance by Executive of the duties that are reasonably expected to be performed hereunder will not result in a material breach of any agreement to which Executive is a party.

9.3              Applicable Law. This Agreement shall be construed in accordance with the laws of the State of South Carolina (the “Applicable State Law”), without reference to South Carolina’s choice of law statutes or decisions.

9.4              Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity or enforceability of any other provision. If any provision of this Agreement shall be prohibited by or invalid under the Applicable State Law, the prohibited or invalid provision(s) shall be deemed severed herefrom and shall be unenforceable to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement. In the event any clause of this Agreement is deemed to be invalid, the parties shall endeavor to modify that clause in a manner which carries out the intent of the parties in executing this Agreement.

9.5              No Waiver. The waiver of a breach of any provision of this Agreement by any party shall not be deemed or held to be a continuing waiver of such breach or a waiver of any subsequent breach of any provision of this Agreement or as nullifying the effectiveness of such provision, unless agreed to in writing by the parties.

9.6              Notices. All demands, notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by facsimile machine (with a confirmation copy sent by one of the other methods authorized in this Section), or by commercial overnight delivery service, to the parties at the addresses set forth below:

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To Company:                      3D Systems Corporation
333 Three D Systems Circle
Rock Hill, South Carolina 29730
Attention: Chairman of the Board of Directors

With a copy to the Chief Legal Officer

To Executive:                     At the address and/or fax number most recently contained in Company’s records

Notices shall be deemed given upon the earliest to occur of (i) receipt by the party to whom such notice is directed, if hand delivered; (ii) if sent by facsimile machine, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) such notice is sent if sent (as evidenced by the facsimile confirmed receipt) prior to 5:00 p.m. Central Time and, if sent after 5:00 p.m. Central Time, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) after which such notice is sent; or (iii) on the first business day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following the day the same is deposited with the commercial carrier if sent by commercial overnight delivery service. Each party, by notice duly given in accordance therewith may specify a different address for the giving of any notice hereunder.

9.7              Assignment of Agreement. This Agreement shall be binding upon and inure to the benefit of Executive and Company, their respective successors and permitted assigns and Executive’s heirs and personal representatives. Executive may not assign any rights or obligations hereunder to any person or entity without the prior written consent of Company. This Agreement shall be personal to Executive for all purposes.

9.8              Entire Agreement; Termination of Prior Agreements; Amendments. Subject to the immediately following sentence and except as otherwise provided herein, this Agreement contains the entire understanding between the parties, and there are no other agreements or understandings between the parties with respect to Executive’s employment by Company and Executive’s obligations thereto other than Executive’s indemnification or related rights under Company’s certificate of incorporation or Bylaws or under any indemnification agreement between Company and Executive and Executive’s rights under any equity incentive plans or bonus plans of Company. The agreements designated for termination on Exhibit “A” attached hereto are hereby terminated, and Executive releases the Company of and from any and all liability or further obligation in connection with such agreements, and the agreements designated on Exhibit “A” attached hereto as surviving the making of this Agreement shall survive the making of this Agreement. Executive acknowledges that Executive is not relying upon any representations or warranties concerning Executive’s employment by Company except as expressly set forth herein. No amendment or modification to the Agreement shall be valid except by a subsequent written instrument executed by the parties hereto.

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9.9              Dispute Resolution and Arbitration. The following procedures shall be used in the resolution of disputes:

9.9.1        Dispute. In the event of any dispute or disagreement between the parties under this Agreement (excluding an action for injunctive or declaratory relief as provided in Section 4.10), the disputing party shall provide written notice to the other party that such dispute exists. The parties will then make a good faith effort to resolve the dispute or disagreement. If the dispute is not resolved upon the expiration of fifteen (15) days from the date a party receives such notice of dispute, the entire matter shall then be submitted to arbitration as set forth in Section 9.9.2.

9.9.2        Arbitration. Should any legal claim (other than those excepted below) arising out of or in any way relating to this Agreement or Executive's employment or the termination of Executive's employment not be resolved by negotiation or mediation, it shall be subject to binding and final arbitration in Rock Hill, South Carolina, which is in York County, the cost of which shall be equally shared between the parties. Any demand for arbitration shall be in writing and must be communicated to the other party prior to the expiration of the applicable statute of limitations. Unless otherwise provided herein, the arbitration shall be conducted by a single arbitrator in accordance with the Employment Arbitration Rules and Mediation Procedures published by the American Arbitration Association. If the arbitrator selected as set forth herein determines that this location constitutes a significant hardship on the Executive and constitutes an impermissible barrier to Executive’s efforts to enforce Executive’s statutory or contractual rights, such arbitration may be conducted in some other place determined to be reasonable by the arbitrator. The arbitrator shall be selected by mutual agreement of the parties. If the parties cannot agree on an arbitrator within thirty (30) days after written request for arbitration is made by one party to the controversy, a neutral arbitrator shall be appointed according to the procedures set forth in the American Arbitration Association Employment Arbitration Rules and Mediation Procedures. In rendering the award, the arbitrator shall have the authority to resolve only the legal dispute between the parties, shall not have the authority to abridge or enlarge substantive rights or remedies available under existing law, and shall determine the rights and obligations of the parties according to the substantive laws of the Applicable State Law and any applicable federal law. In addition, the arbitrator's decision and award shall be in writing and signed by the arbitrator, and accompanied by a concise written explanation of the basis of the award. The award rendered by the arbitrator shall be final and binding, and judgment on the award may be entered in any court having jurisdiction thereof. The arbitrator is authorized to award any party a sum deemed proper for the time, expense, and trouble of arbitration, including arbitration fees and attorneys’ fees.

9.9.3        Types of Claims. All legal claims brought by Executive or Company related to this Agreement, the employment relationship, terms and conditions of Executive’s employment, and/or termination from employment are subject to this dispute resolution procedure. These include, by way of example and without limitation, any legal claims based on alleged discrimination or retaliation on the basis of race, sex (including sexual harassment), religion, national origin, age, disability or other protected classification, whether based on state or federal law; payment of wages, bonuses, or commissions; workers’ compensation retaliation; defamation; invasion of privacy; infliction of emotional distress and/or breach of an express or implied contract. Disputes and actions excluded from Section 9.9 are: (1) claims for workers’ compensation or unemployment benefits; (2) claims for benefits under a Company plan or program that provides its own process for dispute resolution; (3) claims for declaratory or injunctive relief (any such proceedings will be without prejudice to the parties’ rights under Section 9.9 to obtain additional relief in arbitration with respect to such matters); (4) claims for unfair labor practices filed with the National Labor Relations Board; and (5) actions to compel arbitration or to enforce or vacate an arbitrator's award under Section 9.9, such action to be governed by the Federal Arbitration Act (“FAA”) and the provisions of Section 9.9. Nothing in this Agreement shall be interpreted to mean that Executive is precluded from filing complaints with the Equal Employment Opportunity Commission, the National Labor Relations Board or any similar state or federal agency. Any controversy over whether a dispute is arbitrable or as to the interpretation of Section 9.9 with respect to such arbitration will be determined by the arbitrator.

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9.10          Headings. Section headings used in this Agreement are for convenience of reference only and shall not be used to construe the meaning of any provision of this Agreement.

9.11          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. Signatures delivered via facsimile or electronic file shall be the same as original signatures.

9.12          Taxes. Executive shall be solely responsible for taxes imposed on Executive by reason of any compensation and benefits provided under this Agreement and all such compensation and benefits shall be subject to applicable withholding.

9.13          Section 409A of the Code. It is intended that this Agreement will comply with Section 409A of the Code (and any regulations and guidelines issued thereunder) to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent. If an amendment of the Agreement is necessary in order for it to comply with Section 409A, the parties hereto will negotiate in good faith to amend the Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible. No action or failure by Company in good faith to act, pursuant to this Section 9.13, shall subject Company to any claim, liability, or expense, and Company shall not have any obligation to indemnify or otherwise protect Executive from the obligation to pay any taxes pursuant to Section 409A of the Code.

In addition, notwithstanding any provision to the contrary in this Agreement, if Executive is deemed on the date of Executive’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-1(i)), then with regard to any payment that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code (the “Delayed Payments”), such payment shall not be made prior to the earlier of (i) the expiration of the six (6) month period measured from the date of Executive’s “separation from service” and (ii) the date of Executive’s death. Any payments due under this Agreement other than the Delayed Payments shall be paid in accordance with the normal payment dates specified herein. In no case will the delay of any of the Delayed Payments by Company constitute a breach of Company’s obligations under this Agreement. For the provision of payments and benefits under this Agreement upon termination of employment, reference to Executive’s “termination of employment” (and corollary terms) with Company shall be construed to refer to Executive’s “separation from service” from Company (as determined under Treas. Reg. Section 1.409A-1(h), as uniformly applied by Company) in tandem with Executive’s termination of employment with Company.

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In addition, to the extent that any reimbursement or in-kind benefit under this Agreement or under any other reimbursement or in-kind benefit plan or arrangement in which Executive participates during the term of Executive’s employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (i) the amount eligible for reimbursement or in-kind benefit in one calendar year may not affect the amount eligible for reimbursement or in-kind benefit in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (ii) the right to reimbursement or an in-kind benefit is not subject to liquidation or exchange for another benefit, and (iii) subject to any shorter time periods provided herein, any such reimbursement of an expense or in-kind benefit must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive the severance payments shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment.

9.14          Payment by Subsidiaries. Executive acknowledges and agrees that Company may satisfy its obligations to make payments to Executive under this Agreement by causing one or more of its subsidiaries to make such payments to Executive. Executive agrees that any such payment made by any such subsidiary shall fully satisfy and discharge Company’s obligation to make such payment to Executive hereunder (but only to the extent of such payment).

[ Signature Page to Follow ]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written, to be effective at the Effective Date.

EXECUTIVE

/s/Mark W. Wright
Mark W. Wright

3D Systems Corporation

By: /s/Andrew M. Johnson
Name: Andrew M. Johnson
Title: Executive Vice President, Chief Legal
          Officer and Secretary

EXHIBIT A

PRIOR AGREEMENTS

Agreements that terminate upon execution and delivery of this Agreement:

1.	Non-Compete and Non-Solicitation Agreement, October 27, 2014, by and between 3D Systems Corporation and Mark Wright

2.	Employee Confidentiality and Non-Solicitation and Arbitration Agreement, dated October 27, 2014, by and between 3D Systems Corporation and Mark Wright

Agreements that survive the making of this Agreement:

1.	3D Systems Insider-Trading Policy

Stock Awards to Be Amended Pursuant to Section 8 of this Agreement:

1.	Restricted Stock Purchase Agreement, dated October 27, 2014, by and between 3D Systems Corporation and Mark Wright

2.	Restricted Stock Award Agreement, dated November 13, 2015, by and between 3D Systems Corporation and Mark Wright

EXHIBIT B

FORM OF AMENDMENTS